Exhibit 99.6

September 24, 2014

Board of Directors

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, CA 90017

Members of the Board:

We hereby consent to the inclusion, quotation or summarization of our opinion letter to the Board of Directors of 1st Enterprise Bank (the “Company”) as an Appendix to the Registration Statement relating to the proposed merger between the Company and CU Bancorp contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Costa Mesa, California

September 24, 2014

D.A. Davidson & Co.

Investment Banking

611 Anton Boulevard • Suite 600 • Costa Mesa, CA 92626 • (714) 327-8800 • FAX (714) 327-8700

www.davidsoncompanies.com/ecm/